PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 42 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                     Dated October 14, 1998

                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES E
          Euro Floating Rate Senior Bearer Notes Due October 2004

                             ----------------

               We have the option to redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due October 2004) in whole, but not in part, prior to the Maturity Date. We may redeem these notes either by giving you not less than 30 nor more than 35 calendar days notice on any Interest Payment Date commencing October 29, 1999 or under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. You may not exchange notes in bearer form at any time for notes in registered form.

               We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:        JPY 1,000,000,000

Maturity Date:           October 29, 2004; provided that if such day is not
                         a Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and interest will continue to accrue to but excluding the Maturity Date.

Settlement and
  Issue Date:            October 29, 1998

Interest Accrual Date:   October 29, 1998

Issue Price:             100.20%

Specified Currency:      Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:           100%

Base Rate:               LIBOR.  See also "Interest Rate" below.

Reporting Service:       Telerate 3750

Spread (Plus or Minus):  N/A

Spread Multiplier:       N/A

Alternate Rate
  Event Spread:          N/A

Index Currency:          Japanese Yen.  See also "Interest Rate" below.

Index Maturity:          6 Months.  See also "Interest Rate" below.

Interest Rate:           For each Interest Payment Period, the greater
                         of (i) 10-Year TSR minus 6-Month JPY LIBOR plus
                         0.05% and (ii) the Minimum Interest Rate.

                         10-Year TSR means the Tokyo Swap Reference Rate for 10 years which appears on the Telerate Page 17143 as of 10:00 a.m. (Tokyo time) on the Interest Determination Date for such Interest Payment Period.

                         6-Month JPY LIBOR will be calculated as set forth under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement on the Interest Determination Date for such Interest Payment Period.

                         If the 10-Year TSR does not appear on Telerate Page 17143, or if such Telerate Page is no longer available, the 10-Year TSR shall be replaced by the rate of a 10-year interest rate swap transaction in JPY determined by the Determination Agent at or prior to 10:00 a.m. (Tokyo time) on the Tokyo Business Day immediately succeeding each Interest Determination Date.

Maximum Interest Rate:   N/A

Minimum Interest Rate:   0.00% per annum.

Initial Redemption Date: The Company may redeem the Notes on any Interest
                         Payment Date commencing October 29, 1999 upon not less than 30 nor more than 35 calendar days notice.

Initial Redemption
  Percentage:            100%

Annual Redemption
  Percentage Reduction:  N/A

                                                      (continued on next page)

 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER

(continued from previous page)

Optional Repayment
  Date(s):               N/A

Interest Payment Dates:  Each April 29 and October 29, commencing April 29,
                         1999 (each an "Interest Payment Date"); provided that if any such day is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless (except in the case of the Interest Payment Date that is also the Maturity Date) such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day.

Interest Payment Period: Semi-annually

Initial Interest Rate:   The initial 10-Year TSR and the initial 6-Month JPY
                         LIBOR will be determined two Determination
                         Business Days prior to the date of issuance.

Initial Interest
  Reset Date:            April 29, 1999; provided that if such day is not a
                         Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business
                         Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset Dates:    Each Interest Payment Date.

Interest Reset Periods:  The period from and including an Interest Reset Date to but excluding the immediately succeeding
                         Interest Reset Date.

Business Days:           Tokyo, London, New York

Agent:                   Morgan Stanley & Co. International Limited

Calculation Agent:       The Chase Manhattan Bank (London Branch)

Paying Agent:            The Chase Manhattan Bank (London Branch)

Denominations:           JPY 100,000,000

Common Code:             9174524

ISIN:                    XS0091745249

Other Provisions:        None

Determination Agent:     The Chase Manhattan Bank (London Branch),
                         in consultation with Morgan Stanley & Co.
                         International Limited.

Interest Determination
  Dates: The second Determination Business Day immediately preceding each Interest Reset Date; provided that if any such day is not a Determination Business Day, then such Interest Determination Date shall be the next succeeding day that is a Determination Business Day.

Determination Business
  Day:                   A Business Day in Tokyo which is also
                         a London Banking Day.

Day Count:               Actual/365 (366)